EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (File No. 333- ) of Kona Gold Beverage, Inc. (the “Company”) of our report dated March 31, 2023, relating to their consolidated financial statements as of December 31, 2022 and 2021 and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern). We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company

Los Angeles, California

May 22, 2023